EXHIBIT 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

January 10, 2007

VCG Holding Corp Announces Earnings Guidance for 2007, 2008, and 2009

DENVER—(BUSINESS WIRE)—January 10, 2007—VCG Holding Corp. (AMEX: PTT), a leading consolidator and operator of adult nightclubs, announced today its earnings guidance for its fiscal years ending December 31, 2007, 2008, and 2009. The estimated total consolidated revenue for the fiscal year ending December 31, 2007 is $40.8 million, the estimated total consolidated revenue for the fiscal year ending December 31, 2008 is $66.3 million, and the estimated consolidated revenue for the year ending December 31, 2009 is $92.0 million. The Company estimates that the fiscal year ending December 31, 2007 net income to be $8.6 million, or $0.50 per share, estimated net income to $13.2 million, or $0.72 per share, for the fiscal year ending December 31, 2008, and estimated net income to $18.2 million, or $0.97 per share, for the fiscal year ending December 31, 2009. The estimated net income for the year ending December 31, 2007 includes income tax expense lower than the normal rate because of net operating loss carry forwards and tax credits forward and the affect of these factors is approximately $0.12 per share. The Company also estimates its income from operations to be $11.7 million for the fiscal year ending December 31, 2007, estimates its income from operations to be $22.2 million for the fiscal year ending December 31, 2008, and estimated income from operations to be $29.7 million for the same period of 2009. Net operating cash flow, defined as income from operations plus depreciation and amortization, is estimated to be $13.0 million for the fiscal year ending December 31, 2007, $24.2 million for the fiscal year ending December 31, 2008 and $32.5 million for the fiscal year ending December 31, 2009.

The Company’s estimates are based on management’s budgets and estimates for its eight owned clubs, and the five managed clubs being acquired in 2007. We have assumed that we will acquire the clubs in Chicago and Minnesota that have letters of intents and expected to be purchased in the first quarter of 2007 and two other acquisitions in 2007. The estimates for 2008 are based on management’s budgets and estimates for the 2007 clubs and acquisition plans for five additional club purchases in 2008; and, the estimates for 2009 are based on management’s budgets and estimates for the 2008 clubs and acquisition plans for five additional club purchases in 2009. Other factors that could impact these earnings estimates could include and are not limited to our ability to complete the planned acquisitions, convert the minority interest owners, obtain satisfactory financing, and obtain the expected grow rate in our existing clubs.

The Company does anticipate normal debt service for the years ended December 31, 2007, 2008 and 2009. VCG anticipates the sale of common stock during the year ended December 31, 2007 as part of its financing plan. If any changes in these activities were to occur during the periods in question the results of the Company’s operations would be affected and the Company would amend the guidance estimates.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “We have continued to execute upon our operating strategy and will continue to reduce our debt, look for additional ways to improve earnings and increase revenue. We plan to continue to execute upon our two-prong growth strategy to increase shareholder value by acquiring nightclubs within our existing markets or in other desirable locations at a purchase price of less than four times cash flow and managing and improving our existing club’s performance to maintain same store growth and increase profitability.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns eight adult nightclubs, one upscale dance lounge and operates five other adult nightclubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver Colorado Springs, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2005,

Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal L. Ocello, President

Donald W. Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone:	303.934.2424
Facsimile:	303.922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com